Exhibit 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT:	Randy Lieble
FOR IMMEDIATE RELEASE		(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SEC CLARIFICATION OF FINANCIAL FILING REQUIREMENTS

Eau Claire, Wisconsin (April 19, 2006) -- National Presto Industries, Inc. (NYSE: NPK) announced today clarification by the Securities Exchange Commission’s (SEC) staff of its position on the format of the Company’s financial filings for the year ended December 31, 2005, and resulting action taken by its auditors.

As previously disclosed, the SEC sued the Company in 2002 alleging that National Presto was an unregistered investment company from 1994 to 2002. The case does not involve fraud, deceptive practices, or questionable accounting methods. The Company denies that it is or ever has been an investment company. In December 2005, a federal district court in Chicago granted the SEC’s motion for summary judgment and ordered the Company to register under the Investment Company Act. In order to avoid being barred from operating in interstate commerce the Company filed the requisite notice of registration, indicating that it did not believe that it met the statutory definition of an investment company and as such, the filing was being made pursuant to the court’s order, rather than the terms and requirements of the Act. It also indicated that it would shortly be filing an application to deregister. That application was subsequently filed in January 2006 and is pending with the SEC staff. The Company has also appealed the district court’s decision to the United States Court of Appeals for the 7th Circuit. A brief in support of that appeal was filed on April 7, 2006.

While these actions were ongoing, discussions were initiated by the Company’s counsel with the SEC staff on the filing of financials for the year ended December 31, 2005. Pursuant to these discussions, the SEC staff proposed in mid-February that the Company continue to file financial statements that were consistent with the financial reporting requirements for operating companies on Form 10-K, provided that those financials also included an additional footnote with pro forma financial statement information consistent with that dictated by the Investment Company Act regulations S-X and Form N-CSR. To the extent the data was not available, the Company was encouraged to file incomplete financial information, as the staff deemed filing unaudited or incomplete financial information preferable to filing no financial information by the filing deadline. That information did not exist when Form 10-K was filed. Because the proposed footnote was still under discussion the Company, on the advise of counsel, characterized it in the 10-K disclosure as “under consideration”, indicating discussions about this and other issues were ongoing.

During and beyond the time frame that fiscal year 2005 earnings were released (February 10, 2006), and the Form10-K filed (March 16), the Company’s attorney and the SEC Staff had several conversations in which the issues surrounding the proposed footnote were discussed. Then on March 28, the SEC sent a letter to Presto and its public accountants taking exception to that which was filed, in particular branding as “inaccurate and misleading to investors” the Company’s characterization of the status of the discussions with the SEC. After further correspondence both with the Company and the Company’s public accountants, the SEC staff clarified matters in a letter dated April 14, 2006, indicating that its mid-February proposal was its final position and that it would require that the financials include the pro forma audited investment company footnote. In a letter dated April 11, based on its final position, the staff also questioned Grant Thornton’s, the Company’s public accountants, basis for issuing an unqualified opinion given the staff’s most recent clarification of its financial filing requirements. As a result, Grant Thornton did notify the company in a letter dated April 12, 2006, that its opinions on the Company’s financials as of and for the three years ended December 31, 2005 and on the Company’s audit controls could no longer be relied upon due to the absence of a pro forma investment company footnote, and on the failure to apply investment company accounting principles as the basis of the operating company audit.

In light of the SEC staff’s recent clarification, the Company is expediting its continuing efforts to obtain investment company financials for inclusion in a footnote in its financial statements. Because the investment company accounting rules are not applicable to an operating company like Presto, preparing financial statements under those accounting rules necessarily involves many difficult judgment calls, and the Company has been advised that no reputable audit firm will enter such an engagement without financials prepared by an accountant with the requisite background in investment company accounting. Doubt has likewise been cast that even with such financials, the Company will be able to find an audit firm that will accept such an audit engagement, much less provide an unqualified opinion on the footnoted statements. Moreover, given the SEC Staff’s statement to Grant Thornton that the operating company audit should be done based on Investment Company accounting principles, there is further doubt that even with such a footnote, that an unqualified opinion can be rendered on the entire report. Nevertheless, the Company is seeking to comply with the staff’s request.

In the interim, the Company has provided notice by filing an 8-K of the SEC’s final position on the filing of financials for the year ended December 31, 2005 and the resulting withdrawal of Grant Thornton’s opinion. During the process of the appeal and the SEC’s consideration of its deregistration application, the Company will continue to provide the investment community with operating financial information prepared in a fashion that is consistent with its historical filings, so that investors will have a meaningful way of monitoring the Company’s performance.

The Company also emphasized that these developments will not adversely affect ongoing efforts to enhance shareholder value though internal growth and acquisitions in each of its three business segments of housewares/small appliances, defense and absorbent products.

**Trademark of National Presto Industries, Inc.